Exhibit 5.1

[DORSEY & WHITNEY LLP LETTERHEAD]

January 26, 2021

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Aytu BioScience Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 5,600,000 shares of common stock, par value $0.0001 (the “Shares”) in connection with the proposed merger (the “Merger”) of Neutron Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) and Neos Therapeutics, Inc. (“Neos”) pursuant to the Agreement and Plan of Merger dated December 10, 2020 (the “Merger Agreement”), by and among the Company, Merger Sub and Neos.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP